CERTIFICATE OF INCORPORATION

OF

CLEVELAND BIOLABS, INC.

FIRST: The name of the corporation is Cleveland BioLabs, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 30 Old Rudnick Lane, Dover, Delaware 19901 in the county of Kent. The name of the Corporation’s registered agent is LexisNexis Document Solutions Inc.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “GCL”).

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000,000 shares of common stock, par value $.005 per share.

FIFTH: The name and mailing address of the Corporation’s incorporator is:

Name	Mailing Address

Kurt W. Florian, Jr.	525 West Monroe Street Suite 1600 Chicago, Illinois 60661

SIXTH: The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation (the “By-Laws”).

SEVENTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the By-Laws.

EIGHTH: The Corporation is to have perpetual existence.

NINTH: Meetings of the stockholders may be held within or without the State of Delaware, as the By-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

TENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a conse-quence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on this Corporation.

ELEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the GCL.

TWELFTH: The Corporation shall indemnify each director and officer of the Corporation and each person who is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise and may indemnify each trustee, employee or agent of the Corporation in the manner and to the fullest extent provided in Section 145 of the GCL as the same now exists or may hereafter be amended.

THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred herein upon stockholders are granted subject to this reservation.

The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is such incorporator’s act and deed and that the facts stated therein are true.

Dated: June 5, 2003

/s/ Kurt W. Florian, Jr.
Kurt W. Florian, Jr., Incorporator